Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Beneficient’s Amendment No. 1 to the Registration Statement (File No. 333-281694) on Form S-3 of our report dated July 9, 2024 on our audits of the consolidated financial statements of Beneficient as of March 31, 2024 and 2023 and for each of the years then ended appearing in the entity’s Annual Report on Form 10-K for the year ended March 31, 2024, which includes an explanatory paragraph regarding the substantial doubt about Beneficient’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

San Antonio, Texas

September 24, 2024

Weaver and Tidwell, L.L.P.

9311 San Pedro Avenue, Suite 1400 | San Antonio, Texas 78216

Main: 210.737.1042

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